Exhibit 99.1

B&G Foods Reports Financial Results for Second Quarter 2025

Parsippany, N.J., August 4, 2025—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2025.

Summary

	Second Quarter of 2025		First Two Quarters of 2025
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q2 2024	Amount	First 2Q 2024
Net Sales	$424.4	(4.5)%	$849.8	(7.6)%
Base Business Net Sales (1)	$422.6	(4.2)%	$844.6	(7.5)%
Diluted EPS	$(0.12)	(340.0)%	$(0.11)	76.1%
Adj. Diluted EPS (1)	$0.04	(50.0)%	$0.08	(70.4)%
Net Loss	$(9.8)	(348.1)%	$(8.9)	75.4%
Adj. Net Income (1)	$2.9	(56.1)%	$6.3	(69.8)%
Adj. EBITDA (1)	$58.0	(9.3)%	$117.1	(15.7)%

Guidance for Full Year Fiscal 2025

●	Net sales revised to a range of $1.83 billion to $1.88 billion.
●	Adjusted EBITDA revised to a range of $273.0 million to $283.0 million.
●	Adjusted diluted earnings per share revised to a range of $0.50 to $0.60.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “B&G Foods’ second quarter demonstrated sequential improvement in trend after a challenging first quarter, and we expect further improvement in the second half of fiscal 2025. We are further making progress in reshaping and restructuring our portfolio to sharpen focus, simplify the business, and improve margins and cash flow with the divestitures of the Don Pepino and Sclafani brands during the second quarter and the Le Sueur brand during the third quarter.”

Financial Results for the Second Quarter of 2025

Net sales for the second quarter of 2025 decreased $20.2 million, or 4.5%, to $424.4 million from $444.6 million for the second quarter of 2024. The decrease was primarily attributable to a decrease in volume, a decrease in net pricing and the impact of product mix, and the negative impact of foreign currency.

Base business net sales for the second quarter of 2025 decreased $18.7 million, or 4.2%, to $422.6 million from $441.3 million for the second quarter of 2024. The decrease in base business net sales was driven by a decrease in volume of $14.3 million, or 3.2% of base business net sales, a decrease in net pricing and the impact of product mix of $4.0 million, or 0.9% of base business net sales, and the negative impact of foreign currency of $0.4 million.

Gross profit was $87.0 million for the second quarter of 2025, or 20.5% of net sales. Adjusted gross profit(1), which excludes the negative impact of $2.1 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the second quarter of 2025, was $89.1 million, or 21.0% of net sales. Gross profit was $92.0 million for the second quarter of 2024, or 20.7% of net sales. Adjusted gross profit, which excludes the negative impact of $1.2 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the second quarter of 2024, was $93.2 million, or 21.0% of net sales.

Selling, general and administrative expenses increased $4.1 million, or 9.4%, to $47.2 million for the second quarter of 2025 from $43.1 million for the second quarter of 2024. The increase was composed of increases in consumer marketing expenses of $2.2 million and acquisition/divestiture-related and non-recurring expenses of $2.8 million, partially offset by decreases in warehousing expenses of $0.8 million and selling expenses of $0.1 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 1.4 percentage points to 11.1% for the second quarter of 2025, as compared to 9.7% for the second quarter of 2024.

Net interest expense decreased $2.0 million, or 5.4%, to $35.8 million for the second quarter of 2025 from $37.8 million for the second quarter of 2024. The decrease was primarily attributable to a gain on extinguishment of debt during the second quarter of 2025 as a result of the Company’s repurchase of $20.7 million aggregate principal amount of its 5.25% senior notes due 2027 in open market purchases for $18.6 million, an average discount repurchase price of 89.98% of such principal amount, plus accrued and unpaid interest, which resulted in a pre-tax gain of $2.1 million, partially offset by the accelerated amortization of deferred debt financing costs of $0.3 million.

The Company had a net loss of $9.8 million, or $0.12 per diluted share, for the second quarter of 2025, compared to net income of $3.9 million, or $0.05 per diluted share, for the second quarter of 2024. The decreases in net income and diluted earnings per share to a net loss and diluted loss per share were primarily attributable to a loss on sale of the Don Pepino and Sclafani brands of $12.6 million recognized during the second quarter of 2025 and a reduction in base business net sales for the second quarter of 2025 compared to the second quarter of 2024.

The Company’s adjusted net income for the second quarter of 2025 was $2.9 million, or $0.04 per adjusted diluted share, compared to adjusted net income of $6.6 million, or $0.08 per adjusted diluted share, for the second quarter of 2024.

For the second quarter of 2025, adjusted EBITDA was $58.0 million, a decrease of $5.9 million, or 9.3%, compared to $63.9 million for the second quarter of 2024. Adjusted EBITDA as a percentage of net sales was 13.7% for the second quarter of 2025, compared to 14.4% for the second quarter of 2024.

Financial Results for First Two Quarters of 2025

Net sales for the first two quarters of 2025 decreased $70.0 million, or 7.6%, to $849.8 million from $919.8 million for the first two quarters of 2024. The decrease was primarily attributable to a decrease in volume, a decrease in net pricing and the impact of product mix, and the negative impact of foreign currency.

Base business net sales for the first two quarters of 2025 decreased $68.1 million, or 7.5%, to $844.6 million from $912.7 million for the first two quarters of 2024. The decrease in base business net sales was driven by a decrease in volume of $56.2 million, or 6.2% of base business net sales, a decrease in net pricing and the impact of product mix of $9.5 million, or 1.0% of base business net sales, and the negative impact of foreign currency of $2.4 million.

Gross profit was $177.1 million for the first two quarters of 2025, or 20.8% of net sales. Adjusted gross profit(1), which excludes the negative impact of $2.6 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first two quarters of 2025, was $179.7 million, or 21.1% of net sales. Gross profit was $200.9 million for the first two quarters of 2024, or 21.8% of net sales. Adjusted gross profit, which excludes the negative impact of $2.2 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first two quarters of 2024, was $203.1 million, or 22.1% of net sales.

Selling, general and administrative expenses increased $4.6 million, or 5.0%, to $96.3 million for the first two quarters of 2025 from $91.7 million for the first two quarters of 2024. The increase was composed of increases in acquisition/divestiture-related and non-recurring expenses of $6.9 million and general and administrative expenses of $0.6 million, partially offset by decreases in selling expenses of $1.0 million, consumer marketing expenses of $1.0 million, and warehousing expenses of $0.9 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 1.3 percentage points to 11.3% for the first two quarters of 2025, as compared to 10.0% for the first two quarters of 2024.

Net interest expense decreased $2.1 million, or 2.8%, to $73.5 million for the first two quarters of 2025 from $75.6 million for the first two quarters of 2024. The decrease was primarily attributable to a gain on extinguishment of debt during the second quarter of 2025 as a result of the Company’s repurchase of $20.7 million aggregate principal amount of its 5.25% senior notes due 2027 in open market purchases for $18.6 million, an average discount repurchase price of 89.98% of such principal amount, plus accrued and unpaid interest, which resulted in a pre-tax gain of $2.1 million, partially offset by the accelerated amortization of deferred debt financing costs of $0.3 million.

The Company had a net loss of $8.9 million, or $0.11 per diluted share, for the first two quarters of 2025, compared to a net loss of $36.3 million, or $0.46 per diluted share, for the first two quarters of 2024. The Company’s net loss for the first two quarters of 2024 was primarily attributable to the pre-tax, non-cash impairment charges of $70.6 million recorded during the first quarter of 2024 for the impairment of goodwill within the Company’s Frozen & Vegetables reporting unit. The Company’s net loss for the first two quarters of 2025 was primarily attributable to the $12.6 million loss on sale of the Don Pepino and Sclafani brands recognized during the second quarter of 2025.

The Company’s adjusted net income for the first two quarters of 2025 was $6.3 million, or $0.08 per adjusted diluted share, compared to adjusted net income of $21.0 million, or $0.27 per adjusted diluted share, for the first two quarters of 2024. The reduction in adjusted net income and adjusted diluted earnings per share in the first two quarters of 2025 was primarily attributable to the reduction in net sales.

For the first two quarters of 2025, adjusted EBITDA was $117.1 million, a decrease of $21.9 million, or 15.7%, compared to $139.0 million for the first two quarters of 2024. Adjusted EBITDA as a percentage of net sales was 13.8% for the first two quarters of 2025, compared to 15.1% for the first two quarters of 2024.

Segment Results(2)

The Company operates in, and reports results by, four business segments (also referred to as business units):

Specialty — includes, among others, the Crisco, Clabber Girl, Bear Creek, Polaner, Underwood, B&G, Grandma’s, New York Style, B&M, Baker’s Joy, Regina, TrueNorth, Static Guard, SugarTwin and Brer Rabbit brands. Specialty also included the Don Pepino and Sclafani brands until the Company’s divestiture of those brands on May 23, 2025.

Meals — includes, among others, the Ortega, Maple Grove Farms, Cream of Wheat, Las Palmas, Victoria, Mama Mary’s, Spring Tree, McCann’s, Carey’s and Vermont Maid brands.

Frozen & Vegetables — includes the Green Giant and Le Sueur brands.

Spices & Flavor Solutions — includes, among others, the Dash, Spice Islands, Weber, Ac’cent, Tone’s, Trappey’s, Durkee and Wright’s brands.

Specialty Segment Results

Specialty segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	June 28,	June 29,			June 28,	June 29,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Specialty segment net sales	$134,859	$146,624	$(11,765)	(8.0)%	$269,259	$301,353	$(32,094)	(10.6)%
Specialty segment adjusted expenses	102,209	114,936	(12,727)	(11.1)%	203,089	232,473	(29,384)	(12.6)%
Specialty segment adjusted EBITDA	$32,650	$31,688	$962	3.0%	$66,170	$68,880	$(2,710)	(3.9)%

For the second quarter and first two quarters of 2025, the decrease in Specialty segment net sales was primarily due to decreased volumes across the Specialty business unit in the aggregate and lower net pricing. The increase in Specialty segment adjusted EBITDA for the second quarter of 2025 was primarily due to a decrease in raw material costs as a percentage of net sales, which was offset in part by the decrease in net sales. The decrease in Specialty segment adjusted EBITDA for the first two quarters of 2025 was primarily due to a decrease in net sales, which was offset in part by a decrease in raw material costs as a percentage of net sales.

Meals Segment Results

Meals segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	June 28,	June 29,			June 28,	June 29,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Meals segment net sales	$104,079	$107,889	$(3,810)	(3.5)%	$210,221	$227,920	$(17,699)	(7.8)%
Meals segment adjusted expenses	78,334	83,978	(5,644)	(6.7)%	159,502	178,380	(18,878)	(10.6)%
Meals segment adjusted EBITDA	$25,745	$23,911	$1,834	7.7%	$50,719	$49,540	$1,179	2.4%

For the second quarter and first two quarters of 2025, the decrease in Meals segment net sales was primarily due to a decrease in volumes across the Meals business unit in the aggregate, partially offset by an increase in net pricing and product mix. The increase in Meals segment adjusted EBITDA in the second quarter and first two quarters of 2025 was primarily due to the increase in net pricing and improved product mix, offset in part by lower net sales.

Frozen & Vegetables Segment Results

Frozen & Vegetables segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	June 28,	June 29,			June 28,	June 29,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Frozen & Vegetables segment net sales	$88,989	$91,580	$(2,591)	(2.8)%	$182,108	$196,467	$(14,359)	(7.3)%
Frozen & Vegetables segment adjusted expenses	91,719	87,772	3,947	4.5%	186,311	184,829	1,482	0.8%
Frozen & Vegetables segment adjusted EBITDA	$(2,730)	$3,808	$(6,538)	(171.7)%	$(4,203)	$11,638	$(15,841)	(136.1)%

For the second quarter of 2025, the decrease in Frozen & Vegetables segment net sales was primarily due to a decrease in net pricing and product mix and the negative impact of foreign currency, partially offset by a modest increase in volume. For the first two quarters of 2025, the decrease in Frozen & Vegetables segment net sales was primarily due to a decrease in volume, a decrease in net pricing and the impact of product mix, as well as the negative impact of foreign currency. The decrease in Frozen & Vegetables segment adjusted EBITDA for the second quarter and first two quarters of 2025 was primarily due to a decrease in net sales, increased trade promotions, an increase in raw material and manufacturing costs and the impact of tariffs.

Spices & Flavor Solutions Segment Results

Spices & Flavor Solutions segment results were as follows (dollars in thousands):

	Second Quarter Ended				First Two Quarters Ended
	June 28,	June 29,			June 28,	June 29,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Spices & Flavor Solutions segment net sales	$96,498	$98,497	$(1,999)	(2.0)%	$188,239	$194,073	$(5,834)	(3.0)%
Spices & Flavor Solutions segment adjusted expenses	72,379	70,850	1,529	2.2%	137,851	137,757	94	0.1%
Spices & Flavor Solutions segment adjusted EBITDA	$24,119	$27,647	$(3,528)	(12.8)%	$50,388	$56,316	$(5,928)	(10.5)%

For the second quarter and first two quarters of 2025, the decrease in Spices & Flavor Solutions segment net sales was primarily due to a decline in volumes across the Spices & Flavor Solutions business unit in the aggregate. In the second quarter of 2025, net sales were also negatively impacted by lower net pricing and the impact of product mix, while in the first two quarters of 2025, net pricing and the impact of product mix were a benefit. The decrease in Spices & Flavor Solutions segment adjusted EBITDA for the second quarter and first two quarters of 2025 was primarily due to a decrease in net sales, the impact of product mix, increases in raw material costs, particularly for garlic and black pepper, and the impact of tariffs.

Full Year Fiscal 2025 Guidance

B&G Foods revised its net sales guidance for fiscal 2025 to a range of $1.83 billion to $1.88 billion, revised its adjusted EBITDA to a range of $273.0 million to $283.0 million, and revised its adjusted diluted earnings per share guidance to a range of $0.50 to $0.60.

Given the uncertainty in the political economic environment and rapidly evolving negotiations regarding tariffs and retaliatory tariffs, the Company’s guidance does not reflect the potential impacts of recently imposed and threatened tariffs by the U.S. and retaliatory actions taken or threatened by other countries in response, or the potential for additional tariffs, trade barriers or retaliatory actions by the U.S. or other countries.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, August 4, 2025 to discuss second quarter 2025 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income (loss) before net interest expense, income taxes, and depreciation and amortization), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), gains and losses on extinguishment of debt, impairment of assets held for sale, impairment of intangible assets, and non-recurring expenses, gains and losses), “segment adjusted EBITDA” (segment net sales less segment adjusted expenses), “segment adjusted expenses” (primarily includes cost of goods sold and other expenses incurred by the Company’s business segments to run day-to-day operations, excluding unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, goodwill and assets held for sale, gains and losses on sales of assets, interest expense, and income tax expense or benefit), “adjusted gross profit” (gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) and “adjusted gross profit percentage” (gross profit as a percentage of net sales adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA, segment adjusted EBITDA and reconciliations of EBITDA, adjusted EBITDA and segment adjusted EBITDA to net (loss) income and, in the case of EBITDA and adjusted EBITDA, to net cash provided by operating activities, is included below for the second quarter and first two quarters of 2025 and 2024, along with the components of EBITDA, adjusted EBITDA and segment adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows.

End Notes

(1)	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” above for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income ,” “EBITDA,” “adjusted EBITDA,” “segment adjusted EBITDA,” “segment adjusted expenses,” “adjusted gross profit” and “adjusted gross profit percentage,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
(2)	Segment net sales, segment adjusted expenses and segment adjusted EBITDA are the primary measures used by the Company’s chief operating decision maker (CODM) to evaluate segment operating performance and to decide how to allocate resources to segments. The Company’s CODM is the Company’s chief executive officer. Segment adjusted expenses and segment adjusted EBITDA exclude unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, gains and losses on sales of assets, interest expense, and income tax expense or benefit. Unallocated corporate items consist of centrally managed corporate functions, including selling, marketing, procurement, centralized administrative functions, insurance, and other similar expenses not directly tied to segment operating performance. Depreciation and amortization expenses are neither maintained nor available by business segment, as the Company’s manufacturing, warehouse, and distribution activities are centrally managed. These items that are centrally managed at the corporate level, and therefore excluded from the measures of segment adjusted expenses and segment adjusted EBITDA, are reviewed by the CODM. Expenses that are managed centrally but can be attributed to a segment, such as warehousing and transportation expenses, are generally allocated to segments based on net sales.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA and adjusted diluted earnings per share and B&G Foods’ overall expectations for the remainder of fiscal 2025 and beyond, including the Company’s expectation for further sequential improvement in the second half of fiscal 2025. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage, which may impact the Company’s ability, among other things, to fund capital expenditures, working capital needs, dividend payments and acquisitions, and to obtain refinancing or additional financing; the Company’s ability to comply with the ratios or tests under its long-term debt agreements, including the maximum consolidated leverage ratio and minimum consolidated interest coverage ratio under its credit agreement, which may be affected not only by the Company’s operating performance but also by events beyond the Company’s control, including prevailing economic, financial and industry conditions, and changes in interest rates; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s procurement, sales and operations (including recent U.S. tariffs imposed or threatened to be imposed on China, Canada and Mexico and other countries and retaliatory actions taken or threatened to be taken by such countries); the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks, may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other work locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the possible expansion of the Company’s business through acquisitions or reduction in size through divestitures; the Company’s possible inability to successfully complete divestitures of non-core businesses, including the possible divestiture of some or all of the remaining assets of the Company’s Frozen & Vegetables business unit, to sharpen its focus, improve margins, reduce costs and reduce its long-term debt, and, if completed, the Company’s possible inability to achieve the expected margin improvements, cost savings and debt reduction; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the One Big Beautiful Bill Act, and any future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill, other intangible assets, and tangible assets, such as property, plant, equipment or inventory, which impairments may be triggered if operating results for any of the Company’s brands deteriorate at rates in excess of its current projections, the Company’s market capitalization declines or discount rates change, even if due to macroeconomic factors, or may be triggered by divestitures, including the Company’s possible divestiture of some or all of the remaining assets of the Company’s Frozen & Vegetables business unit, if divestiture proceeds are less than the book value of the assets being divested; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; the Company’s ability to successfully adopt and utilize new technologies, such as artificial intelligence, including machine learning and generative artificial intelligence; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Anna Kate Heller	Matt Lindberg
bgfoodsIR@icrinc.com	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 28,	December 28,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$54,084	$50,583
Trade accounts receivable, net	140,397	172,260
Inventories	531,637	511,232
Prepaid expenses and other current assets	35,334	38,301
Income tax receivable	1,137	9,068
Total current assets	762,589	781,444

Property, plant and equipment, net	261,303	278,119
Operating lease right-of-use assets	47,156	55,431
Finance lease right-of-use assets	244	773
Goodwill	543,838	548,231
Other intangible assets, net	1,275,739	1,285,946
Other assets	37,141	34,788
Deferred income taxes	8,930	9,320
Total assets	$2,936,940	$2,994,052

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$148,686	$113,209
Accrued expenses	72,416	83,960
Current portion of operating lease liabilities	15,898	17,963
Current portion of finance lease liabilities	183	726
Current portion of long-term debt	5,625	5,625
Income tax payable	1,820	344
Dividends payable	15,203	15,038
Total current liabilities	259,831	236,865

Long-term debt, net of current portion	1,984,856	2,014,823
Deferred income taxes	148,451	168,027
Long-term operating lease liabilities, net of current portion	31,213	37,697
Other liabilities	11,159	11,833
Total liabilities	2,435,510	2,469,245

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 80,015,325 and 79,144,800 shares issued and outstanding as of June 28, 2025 and December 28, 2024, respectively	800	791
Additional paid-in capital	—	—
Accumulated other comprehensive income (loss)	4,985	(4,743)
Retained earnings	495,645	528,759
Total stockholders’ equity	501,430	524,807
Total liabilities and stockholders’ equity	$2,936,940	$2,994,052

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net sales	$424,425	$444,590	$849,827	$919,813
Cost of goods sold	337,443	352,553	672,758	718,895
Gross profit	86,982	92,037	177,069	200,918

Operating expenses:
Selling, general and administrative expenses	47,198	43,128	96,330	91,740
Amortization expense	5,109	5,111	10,218	10,223
Impairment of goodwill	—	—	—	70,580
Loss on sales of assets	12,646	—	12,646	135
Operating income	22,029	43,798	57,875	28,240

Other expenses (income):
Interest expense, net	35,780	37,808	73,538	75,633
Other income	(1,201)	(1,046)	(2,348)	(2,088)
(Loss) income before income tax (benefit) expense	(12,550)	7,036	(13,315)	(45,305)
Income tax (benefit) expense	(2,778)	3,098	(4,378)	(9,004)
Net (loss) income	$(9,772)	$3,938	$(8,937)	$(36,301)

Weighted average shares outstanding:
Basic	79,858	79,083	79,515	78,865
Diluted	79,858	79,389	79,515	78,865

(Loss) earnings per share:
Basic	$(0.12)	$0.05	$(0.11)	$(0.46)
Diluted	$(0.12)	$0.05	$(0.11)	$(0.46)

Cash dividends declared per share	$0.19	$0.19	$0.38	$0.38

B&G Foods, Inc. and Subsidiaries

Segment Net Sales, Segment Adjusted Expenses and Segment Adjusted EBITDA and

Reconciliation of Segment Adjusted EBITDA to Net (Loss) Income

(In thousands)

(Unaudited)

	Second Quarter Ended		Second Quarter Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Segment net sales:
Specialty	$134,859	$146,624	$269,259	$301,353
Meals	104,079	107,889	210,221	227,920
Frozen & Vegetables	88,989	91,580	182,108	196,467
Spices & Flavor Solutions	96,498	98,497	188,239	194,073
Total segment net sales	424,425	444,590	849,827	919,813

Segment adjusted expenses:
Specialty	102,209	114,936	203,089	232,473
Meals	78,334	83,978	159,502	178,380
Frozen & Vegetables	91,719	87,772	186,311	184,829
Spices & Flavor Solutions	72,379	70,850	137,851	137,757
Total segment adjusted expenses	344,641	357,536	686,753	733,439

Segment adjusted EBITDA:
Specialty	32,650	31,688	66,170	68,880
Meals	25,745	23,911	50,719	49,540
Frozen & Vegetables	(2,730)	3,808	(4,203)	11,638
Spices & Flavor Solutions	24,119	27,647	50,388	56,316
Total segment adjusted EBITDA	79,784	87,054	163,074	186,374

Unallocated corporate expenses	21,804	23,134	45,956	47,409
Adjusted EBITDA	$57,980	$63,920	$117,118	$138,965

Depreciation and amortization	$16,716	$17,343	$33,554	$34,552
Acquisition/divestiture-related and non-recurring expenses	5,388	1,733	7,701	3,370
Impairment of goodwill	—	—	—	70,580
Loss on sales of assets	12,646	—	12,646	135
Impairment of property, plant and equipment, net	—	—	2,994	—
Interest expense, net	35,780	37,808	73,538	75,633
Income tax (benefit) expense	(2,778)	3,098	(4,378)	(9,004)
Net (loss) income	$(9,772)	$3,938	$(8,937)	$(36,301)

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net (loss) income	$(9,772)	$3,938	$(8,937)	$(36,301)
Income tax (benefit) expense	(2,778)	3,098	(4,378)	(9,004)
Interest expense, net(2) (3)	35,780	37,808	73,538	75,633
Depreciation and amortization	16,716	17,343	33,554	34,552
EBITDA(1)	39,946	62,187	93,777	64,880
Acquisition/divestiture-related and non-recurring expenses(4)	5,388	1,733	7,701	3,370
Impairment of goodwill(5)	—	—	—	70,580
Loss on sales of assets(6)	12,646	—	12,646	135
Impairment of property, plant and equipment(7)	—	—	2,994	—
Adjusted EBITDA(1)	$57,980	$63,920	$117,118	$138,965

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net cash provided by operating activities	$17,823	$11,288	$70,568	$46,410
Income tax (benefit) expense	(2,778)	3,098	(4,378)	(9,004)
Interest expense, net(2) (3)	35,780	37,808	73,538	75,633
Impairment of goodwill(5)	—	—	—	(70,580)
Gain on extinguishment of debt(2)	2,073	—	2,073	—
Loss on sales of assets and property, plant and equipment(6)	(12,668)	(123)	(13,549)	(258)
Impairment of property, plant and equipment(7)	—	—	(2,994)	—
Deferred income taxes	16,664	(2,716)	18,503	15,158
Amortization of deferred debt financing costs and bond discount	(1,739)	(1,910)	(3,155)	(3,208)
Share-based compensation expense	(3,383)	(2,612)	(6,554)	(4,395)
Changes in assets and liabilities, net of effects of business combinations	(11,826)	17,354	(40,275)	15,124
EBITDA(1)	39,946	62,187	93,777	64,880
Acquisition/divestiture-related and non-recurring expenses(4)	5,388	1,733	7,701	3,370
Impairment of goodwill(5)	—	—	—	70,580
Loss on sales of assets(6)	12,646	—	12,646	135
Impairment of property, plant and equipment(7)	—	—	2,994	—
Adjusted EBITDA(1)	$57,980	$63,920	$117,118	$138,965

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net (Loss) Income to Adjusted Net Income and Adjusted Diluted Earnings per Share(8)

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net (loss) income	$(9,772)	$3,938	$(8,937)	$(36,301)
Gain on extinguishment of debt(2)	(2,073)	—	(2,073)	—
Accelerated amortization of deferred debt financing costs(3)	299	456	299	456
Acquisition/divestiture-related and non-recurring expenses(4)	5,388	1,733	7,701	3,370
Impairment of goodwill(5)	—	—	—	70,580
Loss on sales of assets(6)	12,646	—	12,646	135
Impairment of property, plant and equipment, net(7)	—	—	2,994	—
Tax benefit related to IRC Section 987 and other discrete items and tax true-ups(9)	397	997	(997)	997
Tax effects of non-GAAP adjustments(10)	(3,996)	(537)	(5,296)	(18,261)
Adjusted net income(8)	$2,889	$6,587	$6,337	$20,976
Adjusted diluted earnings per share(8)	$0.04	$0.08	$0.08	$0.27

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement, the Company’s senior secured notes indenture and the Company’s senior notes indenture contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Net interest expense for the second quarter and first two quarters of 2025 was reduced by $2.1 million as a result of a gain on extinguishment of debt related to the Company’s repurchase of $20.7 million aggregate principal amount of its 5.25% senior notes due 2027 in open market purchases for $18.6 million, an average discount repurchase price of 89.98% of such principal amount, plus accrued and unpaid interest, which resulted in a pre-tax gain of $2.1 million, partially offset by the accelerated amortization of deferred debt financing costs of $0.3 million described in footnote (3) below.
(3)	Net interest expense for the second quarter and first two quarters of 2025 includes the accelerated amortization of deferred debt financing costs of $0.3 million (or $0.2 million, net of tax), resulting from the Company’s repurchases of 5.25% senior notes due 2027 described in footnote (2) above. Net interest expense for the second quarter and first two quarters of 2024 includes the accelerated amortization of deferred debt financing costs of $0.5 million (or $0.3 million, net of tax), resulting from the Company’s prepayment of $21.3 million aggregate principal amount of tranche B term loans and repurchase of $0.7 million aggregate principal amount of 8.00% senior secured notes due 2028 during the second quarter of 2024.
(4)	Acquisition/divestiture-related and non-recurring expenses primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses.
(5)	In connection with the Company’s transition from one reportable segment to four reportable segments during the first quarter of 2024, the Company reassigned assets and liabilities, including goodwill, between four reporting units (which are the same as the Company’s reportable segments). The Company completed a goodwill impairment test, both prior to and subsequent to the change in reporting structure, comparing the fair values of the reporting units to the carrying values. The goodwill impairment test resulted in the Company recognizing pre-tax, non-cash goodwill impairment charges of $70.6 million (or $53.4 million, net of tax) within its Frozen & Vegetables reporting unit during the first quarter of 2024.
(6)	During the second quarter of 2025, the Company completed the sale of the Don Pepino and Sclafani brands and recorded a loss on sale of $12.6 million (or $9.5 million, net of tax) during the quarter.
(7)	During the first quarter of 2025, the Company recorded pre-tax, non-cash impairment charges of $3.0 million related to property, plant and equipment.
(8)	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted net income and adjusted diluted earnings per share as net income (loss) and diluted earnings (loss) per share adjusted for certain items that affect comparability. These non-GAAP financial measures reflect adjustments to net income (loss) and diluted earnings (loss) per share to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(9)	During the first two quarters of 2025, the Company recorded a net discrete tax benefit of $1.0 million. During the first quarter of 2025, the Company recorded a net discrete tax benefit of $1.4 million, primarily related to a discrete tax benefit of $2.1 million for the tax effect of a pre-transition loss related to Section 987 of the Internal Revenue Code of 1986 for the cumulative unrecognized foreign exchange loss relating to its primary operating subsidiary in Canada, which is a qualified business unit for purposes of Section 987, partially offset by discrete tax expenses of $0.7 million related to stock-based compensation and rate changes. During the second quarter of 2025, the Company recorded a net discrete tax expense of $0.4 million, primarily related to a settlement for FASB Interpretation No. 48: Managing Uncertain Tax Positions (FIN 48).

Tax true-up for the second quarter of 2024 of approximately $1.0 million related to return to tax provision adjustments in the U.S. and Mexico.

(10)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of approximately 24.5%.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Net sales	$424,425	$444,590	$849,827	$919,813
Net sales from discontinued or divested brands(2)	(1,796)	(3,325)	(5,253)	(7,116)
Base business net sales(1)	$422,629	$441,265	$844,574	$912,697

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	For the second quarter and first two quarters of 2024, reflects net sales of the Don Pepino and Sclafani brands, which were divested on May 23, 2025, and a net credit paid to customers relating to other discontinued and divested brands. For the second quarter and first two quarters of 2025, reflects net sales of the Don Pepino and Sclafani brands through the date of the divestiture.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Gross Profit to Adjusted Gross Profit and

Gross Profit Percentage to Adjusted Gross Profit Percentage(1)

(In thousands, except percentages)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Gross profit	$86,982	$92,037	$177,069	$200,918
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold(2)	2,090	1,186	2,606	2,191
Adjusted gross profit(1)	$89,072	$93,223	$179,675	$203,109

Gross profit percentage	20.5%	20.7%	20.8%	21.8%
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold as a percentage of net sales	0.5%	0.3%	0.3%	0.2%
Adjusted gross profit percentage(1)	21.0%	21.0%	21.1%	22.1%

(1)	Adjusted gross profit and adjusted gross profit percentage are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted gross profit as gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold and adjusted gross profit percentage as gross profit percentage (i.e., gross profit as a percentage of net sales) adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold. These non-GAAP financial measures reflect adjustments to gross profit and gross profit percentage to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(2)	Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses.